Exhibit 99.1

Portland, Oregon

December 1, 2011

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER ENDED

OCTOBER 31, 2011

Cascade Corporation (NYSE: CASC) today reported its financial results for the third quarter ended October 31, 2011.

Third Quarter Overview

•

Net sales of $138 million for the third quarter of fiscal 2012 were 25% higher than net sales of $107 million for the third quarter of fiscal 2011, excluding the impact of changes in foreign currency exchange rates.

•	Our net income for the third quarter of fiscal 2012 was $19.6 million ($1.74 per diluted share) compared to $8.8 million ($.79 per diluted share) for the third quarter of fiscal 2011.

•

Net income for the third quarter of fiscal 2012 includes $3.6 million ($0.32 per diluted share) attributable to the release of a tax valuation allowance on deferred income tax assets in The Netherlands.

Third Quarter Fiscal 2012 Summary

•	Summary financial results are outlined below (in thousands, except earnings per share):

Three Months Ended October 31	2011	2010	% Change
Net sales	$138,024	$107,377	29%
Gross profit	45,183	33,792	34%
Gross profit %	33%	31%
SG&A	21,784	18,336	19%
Operating income	23,399	15,456	51%
Interest expense, net	20	445	(96%)
Foreign currency loss, net	378	232	63%
Income before taxes	23,001	14,779	56%
Provision for income taxes	3,426	5,995	(43%)
Effective tax rate	15%	41%
Net income	$19,575	$8,784	123%
Diluted earnings per share	$1.74	$0.79	120%

Cascade Corporation

December 1, 2011

•

Consolidated net sales during the third quarter of fiscal 2012 increased 25% over the third quarter of fiscal 2011, excluding the impact of foreign currency changes. The increase in net sales was due to higher sales volumes as a result of improved economic conditions and a strong global lift truck market. Details of the change in net sales compared to the prior year third quarter follow (in thousands):

	Amount	Change %
Net sales change	$26,626	25%
Foreign currency change	4,021	4%

Total	$30,647	29%

•

The consolidated gross profit percentage during the third quarter of fiscal 2012 increased to 33% from 31% in the prior period, primarily as a result of improved cost absorption due to increased sales volumes and our restructuring efforts in recent years which have reduced our overall cost structure in Europe. Our consolidated gross profit percentage was 32% during the second quarter of fiscal 2012.

•

The effective tax rate for the third quarter of fiscal 2012 was 15% compared to 41% for the third quarter of fiscal 2011. The decrease in the effective tax rate is primarily a result of the release during the third quarter of fiscal 2012 of $3.6 million of tax valuation allowance on deferred income tax assets attributable to operations in The Netherlands. This release is due to improved financial performance in The Netherlands as a result of our restructuring and an improved business climate for our operations there. This compares to the third quarter of fiscal 2011 losses in Europe for which a tax benefit could not be recorded.

Market Conditions

•

Percentage changes in lift truck industry shipments and orders, by region, as compared to the prior year are outlined below. Although lift truck unit data provides an indicator of the general health of the industry and our business over a six- to twelve-month period, it does not necessarily correlate directly with the demand for our products on a quarterly basis.

	Shipments	Orders
	Q3 Fiscal 2012 vs 2011	Q3 Fiscal 2012 vs 2011
Americas	45%	26%
Europe	37%	9%
Asia Pacific	27%	24%
China	15%	6%
Global	28%	14%

•

We expect lift truck demand to moderate and business levels to be impacted by regular holiday shutdowns during the fourth quarter. Given the current economic uncertainty in Europe, we are unable to predict how this may affect our future financial performance.

Cascade Corporation

December 1, 2011

Americas Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended October 31	2011	2010	% Change
Net sales	$73,309	$53,615	37%
Transfers between areas	6,946	6,433	8%

Net sales and transfers	80,255	60,048	34%
Gross profit	26,500	18,933	40%
Gross profit %	33%	32%
SG&A	12,373	10,365	19%

Operating income	$14,127	$8,568	65%

Operating income %	18%	14%

Net sales increased 36%, excluding the impact of currency changes, primarily due to higher sales volumes as a result of a strong lift truck market in the Americas and sales price increases. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$19,410	36%
Foreign currency change	284	1%

Total	$19,694	37%

•

Our gross profit percentage increased as the benefit of additional fixed costs absorption due to higher sales volumes was partially offset by increases in material and other costs. Our gross profit percentage was 29% during the second quarter of fiscal 2012.

•	Selling and administrative costs increased primarily due to consulting, warranty, professional fees and other general costs.

Europe Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended October 31	2011	2010	% Change
Net sales	$27,184	$22,653	20%
Transfers between areas	107	180	(41%)

Net sales and transfers	27,291	22,833	20%
Gross profit	5,767	3,409	69%
Gross profit %	21%	15%
SG&A	4,658	4,219	10%

Operating income (loss)	$1,109	$(810)	—

Operating income (loss) %	4%	(4%)

Cascade Corporation

December 1, 2011

•

Net sales increased 15%, excluding the impact of currency changes, due to higher sales volumes as a result of a stronger lift truck market and price increases. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$3,303	15%
Foreign currency change	1,228	5%

Total	$4,531	20%

•

The improvement in our gross profit percentage is the result of our restructuring efforts in recent years which have reduced our overall cost structure, increased cost absorption as a result of higher sales volumes, a shift in sourcing more products from China and sales price increases for certain products. Our gross profit percentage was 23% during the second quarter of fiscal 2012.

•	Selling and administrative costs increased due to changes in foreign currency rates and higher marketing and other general costs.

Asia Pacific Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended October 31	2011	2010	% Change
Net sales	$20,158	$16,353	23%
Transfers between areas	15	9	67%

Net sales and transfers	20,173	16,362	23%
Gross profit	5,912	4,601	28%
Gross profit %	29%	28%
SG&A	3,007	2,500	20%

Operating income	$2,905	$2,101	38%

Operating income %	14%	13%

•

Net sales increased 13%, excluding the impact of currency changes, due to higher sales volumes as a result of a strong lift truck market throughout the region. The sales increase due to foreign currency changes was primarily a result of the strengthening of the Japanese Yen and Australian Dollar against the US Dollar. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$2,178	13%
Foreign currency change	1,627	10%

Total	$3,805	23%

•

Our gross profit percentage increased compared to the prior year primarily due to fluctuations in foreign currency rates. Our gross profit percentage was 34% during the second quarter of fiscal 2011, which included some insurance proceeds related to the Australia flood.

Cascade Corporation

December 1, 2011

•	Selling and administrative costs increased primarily due to flood related costs incurred, higher warranty costs and changes in foreign currency rates.

China Summary

•	Summary financial results are outlined below (in thousands):

Three Months Ended October 31	2011	2010	% Change
Net sales	$17,373	$14,756	18%
Transfers between areas	9,016	6,012	50%

Net sales and transfers	26,389	20,768	27%
Gross profit	7,004	6,849	2%
Gross profit %	27%	33%
SG&A	1,746	1,252	39%

Operating income	$5,258	$5,597	(6%)

Operating income %	20%	27%

•

Net sales increased 12%, excluding currency changes, primarily as a result of the growth of the Chinese economy and a strong lift truck market. Details of the change in net sales over the prior year quarter follow (in thousands):

	Amount	Change %
Net sales change	$1,735	12%
Foreign currency change	882	6%

Total	$2,617	18%

•	Transfers to other Cascade locations increased due to higher global demand.

•	The gross profit percentage decreased due to changes in product mix and competitive price reductions. Our gross profit percentage was 28% during the second quarter of fiscal 2012.

•	Selling and administrative costs increased 32%, excluding currency changes, primarily due to higher local business taxes and research and development costs.

Other Matters:

•	During the third quarter of fiscal 2012, we paid down our debt by $26 million utilizing income from operations and cash from repatriated overseas profits.

•	On November 29, 2011, our Board of Directors declared a quarterly dividend of $0.25 per share, payable on January 12, 2012 to shareholders of record as of December 28, 2011.

Cascade Corporation

December 1, 2011

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 which include, among others, statements relating to our expectations with respect to global lift truck demand and fourth quarter business levels. Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf. These include among others, factors related to general economic conditions, interest rates, demand for materials handling products and construction equipment, performance of our manufacturing facilities and the cyclical nature of the materials handling and construction equipment industries. Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on December 1, 2011 at 2:00 pm PST. Robert C. Warren, Jr., President and Chief Executive Officer will host the call. The conference call can be accessed in the U.S. and Canada by dialing (877) 941-8609, International callers can access the call by dialing (480) 629-9818. Participants are encouraged to dial-in 15 minutes prior to the beginning of the call. A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 406-7325 and entering passcode 4489901, or internationally, by dialing (303) 590-3030 and entering passcode 4489901.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com. Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks. Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Joseph G. Pointer

Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

Email: investorrelations@cascorp.com

Cascade Corporation

December 1, 2011

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited - in thousands, except per share amounts)

	Three Months Ended October 31		Nine Months Ended October 31
	2011	2010	2011	2010
Net sales	$138,024	$107,377	$409,843	$299,510
Cost of goods sold	92,841	73,585	276,976	208,484

Gross profit	45,183	33,792	132,867	91,026
Selling and administrative expenses	21,784	18,336	63,984	55,667

Operating income	23,399	15,456	68,883	35,359
Interest expense, net	20	445	477	1,514
Foreign currency loss, net	378	232	1,037	752

Income before provision for income taxes	23,001	14,779	67,369	33,093
Provision for income taxes	3,426	5,995	17,519	15,411

Net income	$19,575	$8,784	$49,850	$17,682

Basic earnings per share	$1.78	$0.81	$4.54	$1.63

Diluted earnings per share	$1.74	$0.79	$4.42	$1.60

Basic weighted average shares outstanding	11,016	10,906	10,979	10,876
Diluted weighted average shares outstanding	11,256	11,092	11,280	11,083
Cash dividends per share	$0.25	$0.10	$0.65	$0.17

Cascade Corporation

December 1, 2011

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except per share amounts)

	October 31 2011	January 31 2011
ASSETS
Current assets:
Cash and cash equivalents	$19,795	$25,037
Accounts receivable, less allowance for doubtful accounts of $1,253 and $1,196	85,373	66,497
Inventories	85,020	67,041
Deferred income taxes	4,154	5,001
Assets available for sale	8,022	8,610
Prepaid expenses and other	18,112	11,170

Total current assets	220,476	183,356
Property, plant and equipment, net	69,926	66,978
Goodwill	88,891	88,708
Deferred income taxes	19,029	16,606
Other assets	3,761	3,531

Total assets	$402,083	$359,179

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$632	$—
Current portion of long-term debt	576	548
Accounts payable	31,110	23,905
Accrued payroll and payroll taxes	9,062	9,299
Accrued incentive pay	2,917	2,868
Other accrued expenses	15,714	11,612

Total current liabilities	60,011	48,232
Long-term debt, net of current portion	21,522	41,789
Accrued environmental expenses	2,590	3,198
Deferred income taxes	4,457	4,452
Employee benefit obligations	8,140	7,864
Other liabilities	8,175	5,088

Total liabilities	104,895	110,623

Commitments and contingencies
Shareholders’ equity:
Common stock, $.50 par value, 40,000 authorized shares; 11,078 and 10,972 shares issued and outstanding	5,539	5,486
Additional paid-in capital	12,187	9,254
Retained earnings	240,854	198,194
Accumulated other comprehensive income	38,608	35,622

Total shareholders’ equity	297,188	248,556

Total liabilities and shareholders’ equity	$402,083	$359,179

Cascade Corporation

December 1, 2011

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Three Months Ended October 31		Nine Months Ended October 31
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$19,575	$8,784	$49,850	$17,682
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,622	2,570	7,508	7,627
Share-based compensation	571	499	1,916	2,138
Deferred income taxes	(1,635)	856	(1,445)	1,774
Tax effect on share-based compensation	439	393	(261)	393
Gain on disposition of assets, net	(10)	(26)	(146)	(20)
Changes in operating assets and liabilities:
Accounts receivable	(555)	(7,395)	(17,794)	(20,995)
Inventories	(4,622)	(1,300)	(16,903)	(1,577)
Prepaid expenses and other	(2,148)	996	(6,719)	(2,735)
Accounts payable and accrued expenses	906	(450)	8,679	1,887
Income taxes payable and receivable	3,761	3,278	2,088	5,772
Other assets and liabilities	804	419	2,172	49

Net cash provided by operating activities	19,708	8,624	28,945	11,995

Cash flows from investing activities:
Capital expenditures	(3,482)	(1,810)	(9,190)	(3,715)
Proceeds from disposition of assets	122	1,065	1,174	1,182

Net cash used in investing activities	(3,360)	(745)	(8,016)	(2,533)

Cash flows from financing activities:
Cash dividends paid	(2,769)	(1,097)	(7,190)	(1,863)
Tax effect on share-based compensation	(439)	(393)	261	(393)
Payments on long-term debt	(37,146)	(21,635)	(77,423)	(54,634)
Proceeds from long-term debt	10,500	22,250	57,000	53,750
Notes payable to banks, net	635	(1,360)	635	(2,266)
Common stock issued under share-based compensation plans	—	—	809	14

Net cash used in financing activities	(29,219)	(2,235)	(25,908)	(5,392)

Effect of exchange rate changes	523	(1,810)	(263)	1,926

Change in cash and cash equivalents	(12,348)	3,834	(5,242)	5,996
Cash and cash equivalents at beginning of period	32,143	22,363	25,037	20,201

Cash and cash equivalents at end of period	$19,795	$26,197	$19,795	$26,197